Exhibit 99.4

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Completes Exchange of $33.2 Million

in Convertible Senior Notes for $40.7 Million

of Existing Subordinated Debt

Apr. 27, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that it completed the previously announced exchange of $33.2 million of its 7.5% convertible senior notes (the “Notes”) due 2011 for approximately $39.5 million of its outstanding 5.75% Convertible Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”) and approximately $1.2 million of its outstanding 5.75% Convertible Subordinated Notes due 2008 (the “Subordinated Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes issued pursuant to the exchange agreement have not been registered under the Securities Act or any state securities laws. The Notes issued pursuant to the exchange agreement and the common stock issuable upon conversion of the Notes issued pursuant to the exchange agreement may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K and 8-K. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

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